EXHIBIT 10.20
Cypress Bioscience, Inc.
AMENDED AND RESTATED SEVERANCE BENEFIT PLAN
Section 1. Introduction.
          The Cypress Bioscience, Inc. Amended and Restated Severance Benefit Plan (the “Plan”) was originally established effective May 21, 2004 and amended and restated effective December 31, 2008. The purpose of the Plan is to provide severance benefits to certain eligible service providers of the Company upon selected terminations of service. This Plan document is also the Summary Plan Description for the Plan.
Section 2. Definitions.
          For purposes of the Plan, the following terms are defined as follows:
          (a) “Base Salary” means an individual’s annual base salary and excludes all bonuses, commissions, fringe benefits, option grants, equity awards, employee benefits and other similar items of compensation.
          (b) “Board” means the Board of Directors of the Company.
          (c) “Cause” means the occurrence of one or more of the following:
               (1) An individual’s conviction of, or plea of guilty or no contest with respect to, (i) any crime involving fraud, dishonesty or moral turpitude or (ii) any felony under the laws of the United States or any state thereof;
               (2) An individual’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company that results in (or might reasonably result in) material harm to the Company;
               (3) An individual’s intentional and material violation of any statutory duty owed to the Company;
               (4) An individual’s unauthorized use or disclosure of the Company’s confidential information, trade secrets or proprietary information; or
               (5) An individual’s gross misconduct.
          (d) “Change in Control” means the occurrence in a single transaction or in a series of related transactions of any one or more of the following events:
               (1) A sale of all or substantially all of the assets of the Company;
               (2) A merger or consolidation in which the Company is not the surviving entity and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities

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representing less than fifty percent (50%) of the voting power of the entity surviving such transaction or, where the surviving entity is a wholly-owned subsidiary of another entity, the surviving entity’s parent;
               (3) A reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities of the surviving entity’s parent, cash or otherwise, and in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company or, where the Company is a wholly-owned subsidiary of another entity, the Company’s parent;
               (4) An acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least seventy five percent (75%) of the combined voting power entitled to vote in the election of directors; or
               (5) The Company employs any Chief Executive Officer other than Jay D. Kranzler.
     A transaction effected exclusively for the purpose of changing the domicile of the Company shall not constitute a Change in Control and once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.
          (e) “Change in Control Covered Termination” means either a termination of employment by the Company without Cause or a voluntary resignation of employment for Good Reason; either of which occurring within one (1) month prior to, or thirteen (13) months following, the effective date of a Change in Control.
          (f) “Company” means Cypress Bioscience, Inc. or, following a Change in Control, the surviving entity resulting from such transaction or the parent company of such surviving entity.
          (g) “Covered Termination” means either a termination of employment by the Company without Cause or a voluntary resignation of employment for Good Reason that does not occur within one (1) month prior to, or thirteen (13) months following, the effective date of a Change in Control.
          (h) “Director Covered Termination” means the resignation of a Board member or the termination of a Board member’s service following the completion of his or her term as a result of his or her refusal to stand for re-election or the Company’s failure to nominate such individual for re-election.

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          (i) “Good Reason” means, with respect to an individual covered by this Plan, the occurrence of one or more of the following events without such individual’s express written consent:
               (1) A material reduction in such individual’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); provided, however, that Good Reason shall not be satisfied solely by reason of such individual retaining the same position held prior to a Change in Control, but in a distinct legal entity or business unit of a larger entity following such Change in Control;
               (2) A material reduction by the Company in such individual’s Base Salary; or
               (3) An increase in the one-way driving distance from the individual’s principal residence to the individual’s principal place of work in effect as of May 21, 2004 by more than thirty (30) miles.
     Notwithstanding the foregoing, an individual shall have “Good Reason” for his or her resignation only if: (a) the individual notifies the Company in writing, within thirty (30) days after the first occurrence of one of the foregoing events, that he or she intends to terminate his or her employment no earlier than thirty (30) days after providing such notice; (b) the Company does not cure such condition within thirty (30) days following its receipt of such notice or states unequivocally in writing that it does not intend to attempt to cure such condition; and (c) the individual resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.
          (j) “Release Deadline Date” means: (1) with respect to a Covered Termination or a Director Covered Termination, forty-five (45) days following such termination, and (2) with respect to a Change in Control Covered Termination, the later of: (a) forty-five (45) days following such termination, or (b) forty-five (45) days following the applicable Change in Control.
Section 3. Eligibility For Benefits.
          (a) General Rules. Subject to the requirements set forth in this Section, the Company shall provide severance benefits under the Plan to the individuals and in the capacities set forth on Appendix A. The Company is free to add individuals to Appendix A at any time. In order to be eligible to receive benefits under the Plan, an individual must (i) experience a Covered Termination, Change in Control Covered Termination or Director Covered Termination, (ii) be designated on Appendix A, (iii) have provided continuous service to the Company as a Board member or an employee for at least one (1) year and (iv) execute a general waiver and release in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate within the applicable time period set forth therein, but in no event later than the Release Deadline Date, and such release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the forms of the required release and shall determine the appropriate form of release.

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Section 4. Amount Of Benefit.
          Benefits under the Plan, if any, shall be provided to the employees described in Section 3 in the following amounts:
          (a) Employee Covered Termination Benefits. Upon an individual employee’s Covered Termination, such individual shall receive one of the following severance packages:
               (1) If such individual has been employed with the Company for more than one (1) year, but less than or equal to two (2) years, then such individual shall receive:
               Cash Severance Benefits. A lump sum cash payment equal to three (3) months of such individual’s Base Salary.
               COBRA Benefits. If such individual timely elects to continue coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay all COBRA premiums for such individual and his or her eligible dependents through the earliest of (i) the end of the three (3) month period following the termination of employment, (ii) the expiration of such individual’s continuation coverage under COBRA or (iii) the date such individual becomes eligible for substantially equivalent health insurance coverage in connection with new employment.
               Stock Option Vesting. 25% of all of such individual’s unvested outstanding stock options and unvested shares of common stock under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination of employment.
               (2) If such individual has been employed with the Company for more than two (2) years, but less than or equal to three (3) years, then such individual will receive:
               Cash Severance Benefits. A lump sum cash payment equal to six (6) months of such individual’s Base Salary.
               COBRA Benefits. If such individual timely elects to continue coverage under COBRA, the Company will pay all COBRA premiums for such individual and his or her eligible dependents through the earliest of (i) the end of the six (6) month period following the termination of employment, (ii) the expiration of such individual’s continuation coverage under COBRA or (iii) the date such individual becomes eligible for substantially equivalent health insurance coverage in connection with new employment.
               Stock Option Vesting. 50% of all of such individual’s unvested outstanding stock options and unvested shares of common stock under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination of employment.
               (3) If such individual has been employed with the Company for more than three (3) years, but less than or equal to four (4) years, then such individual shall receive:

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               Cash Severance Benefits. A lump sum cash payment equal to nine (9) months of such individual’s Base Salary.
               COBRA Benefits. If such individual timely elects to continue coverage under COBRA, the Company will pay all COBRA premiums for such individual and his or her eligible dependents through the earliest of (i) the end of the nine (9) month period following the termination of employment, (ii) the expiration of such individual’s continuation coverage under COBRA or (iii) the date such individual becomes eligible for substantially equivalent health insurance coverage in connection with new employment.
               Stock Option Vesting. 75% of all of such individual’s unvested outstanding stock options and unvested shares of common stock under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination of employment.
               (4) If such individual has been employed with the Company for more than four (4) years, then such individual shall receive:
               Cash Severance Benefits. A lump sum cash payment equal to twelve (12) months of such individual’s Base Salary.
               COBRA Benefits. If such individual timely elects to continue coverage under COBRA, the Company will pay all COBRA premiums for such individual and his or her eligible dependents through the earliest of (i) the end of the twelve (12) month period following the termination of employment, (ii) the expiration of such individual’s continuation coverage under COBRA or (iii) the date such individual becomes eligible for substantially equivalent health insurance coverage in connection with new employment.
               Stock Option Vesting. 100% of such individual’s unvested outstanding stock options and unvested shares of common stock under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination of employment.
          (b) Employee Change in Control Covered Termination Benefits. Upon an individual employee’s Change in Control Covered Termination, such individual shall receive the following severance package:
               Cash Severance Benefits. A lump sum cash payment equal to twelve (12) months of such individual’s Base Salary.
               COBRA Benefits. If such individual timely elects to continue coverage under COBRA, the Company will pay all COBRA premiums for such individual and his or her eligible dependents through the earliest of (i) the end of the twelve (12) month period following the termination of employment, (ii) the expiration of such individual’s continuation coverage under COBRA or (iii) the date such individual becomes eligible for substantially equivalent health insurance coverage in connection with new employment.

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          (c) Director Covered Termination Benefits. Upon an individual’s Director Covered Termination, such individual shall receive one of the following severance packages:
               (1) If such individual has served on the Board for more than one (1) year, but less than or equal to two (2) years, then 25% of all of such individual’s unvested outstanding stock options and unvested shares of common stock granted under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination.
               (2) If such individual has served on the Board for more than two (2) years, but less than or equal to three (3) years, then 50% of all of such individual’s unvested outstanding stock options and unvested shares of common stock granted under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination.
               (3) If such individual has served on the Board for more than three (3) years, but less than or equal to four (4) years, then 75% of all of such individual’s unvested outstanding stock options and unvested shares of common stock granted under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination.
               (4) If such individual has served on the Board for more than four (4) years, then 100% of such individual’s unvested outstanding stock options and unvested shares of common stock granted under the Company’s equity incentive plans and programs shall become fully vested and exercisable as of the date of such termination.
All cash severance payment referenced in this Section 4 shall be subject to all applicable tax withholdings and deductions required by law and shall be paid within ten (10) business days following the effective date of the general waiver and release referenced in Section 3 of the Plan, subject to the provisions of Section 5(f), if applicable. An individual’s right to exercise vested option shares shall be as set forth in the applicable Company equity incentive plans and programs and applicable stock option or award agreement(s). All terms, conditions and limitations applicable to an individual’s options and/or shares of common stock shall remain in full force and effect.
          (d) Certain Reductions. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an individual under this Plan shall be reduced (but not below one week of Base Salary) by any severance benefits payable by the Company or an affiliate of the Company to such individual under any other policy, plan, program, agreement or arrangement, including, without limitation, a contract between such individual and any entity, covering such individual. In addition, to the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or any similar state statute, require the Company to give advance notice or make a payment of any kind to an individual because of that individual’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Plan are

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intended to satisfy any and all statutory obligations that may arise out of an individual’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.
Section 5. Limitations on Benefits.
          (a) Mitigation. Except as otherwise specifically provided herein, an individual shall not be required to mitigate damages or the amount of any payment provided under the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under the Plan be reduced by any compensation earned by an individual as a result of employment by another employer or any retirement benefits received by such individual after the date of service or employment termination.
          (b) Termination of Benefits. Benefits under the Plan shall terminate immediately if the individual, at any time, violates (i) any proprietary information or confidentiality obligation to the Company, (ii) any term of this Plan or (iii) any term of the applicable general waiver and release referenced in Section 3 above.
          (c) Non-Duplication of Benefits. No individual is eligible to receive benefits under this Plan more than one time.
          (d) Indebtedness of Individuals. If an individual is indebted to the Company or an affiliate of the Company on the date of his or her termination of employment or service, the Company reserves the right to offset any severance benefits under the Plan by the amount of such indebtedness, to the extent permitted by law.
          (e) Parachute Payments. If any payment or benefit an individual would receive in connection with a Change in Control from the Company or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. For the avoidance of doubt, a Payment shall not be considered a parachute payment for purposes of this paragraph if such Payment is approved by the stockholders of the Company in accordance with the procedures set forth in Section 280G(b)(5)(A)(ii) and (B) of the Code and the regulations thereunder, and at the time of such shareholder approval, no stock of the Company is readily tradable on an established securities market or otherwise (within the meaning of Section 280G(b)(5)(A)(ii)(I) of the Code). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion of the Payment, up to and including the total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the individual’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. If acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the individual’s stock awards.

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          The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
          The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the individual within ten (10) calendar days after the date on which the individual’s right to a Payment is triggered (if requested at that time by the Company or the individual) or such other time as requested by the Company or the individual. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the individual with an opinion reasonably acceptable to the individual that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the individual.
          (f) Application of Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Plan (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an individual’s termination of employment unless and until such individual has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to such individual without causing such individual to incur the additional 20% tax under Section 409A.
          For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and an individual, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after such individual’s Separation From Service, or (ii) the date of such individual’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to such individual a lump sum amount equal to the sum of the Severance Benefit payments that such individual would otherwise have received prior to the Specified Employee Initial Payment Date.

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Section 6. Right To Interpret Plan; Amendment and Termination.
          (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
          (b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the rights of any individual designated on Appendix A unless such individual consents to such amendment or termination of the Plan in writing. Any action amending, terminating or extending the Plan shall be in writing and executed by the Chief Executive Officer of the Company.
Section 7. Continuation Of Certain Employee Benefits.
          (a) COBRA Continuation. Each individual who is enrolled in a health or dental plan sponsored by the Company or an affiliate of the Company may be eligible to continue coverage under such health or dental plan (or to convert to an individual policy), at the time of the individual’s termination of employment under COBRA. The Company will notify the individual of any such right to continue health coverage at the time of termination. No provision of this Plan will affect the continuation coverage rules under COBRA. Therefore, the period during which an individual may elect to continue the Company’s group medical or dental coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the individual, and all other rights and obligations of the individual under COBRA will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the COBRA premium reimbursements made by the Company, if any, the individual will be responsible for the entire payment of premiums required under COBRA for the duration, if any, of the COBRA period.
          (b) Other Employee Benefits. All non-health benefits (such as life insurance, disability and 401(k) plan coverage) terminate as of an employee’s termination date (except to the extent that a conversion privilege may be available thereunder).
Section 8. No Implied Employment Contract.
          The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ or service of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.

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Section 9. Legal Construction.
          This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10. Claims, Inquiries And Appeals.
          (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121
Attn: Chief Executive Officer
          (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:
               (1) the specific reason or reasons for the denial;
               (2) references to the specific Plan provisions upon which the denial is based;
               (3) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
               (4) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
          This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

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          This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
          (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
Cypress Bioscience, Inc.
4350 Executive Drive, Suite 325
San Diego, CA 92121
Attn: Chief Financial Officer
          A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
          (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
               (1) the specific reason or reasons for the denial;
               (2) references to the specific Plan provisions upon which the denial is based;
               (3) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

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               (4) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.
          (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
          (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, then the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 11. Basis Of Payments To And From Plan.
          All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company. An individual’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, the individual might not receive benefits under the Plan.
Section 12. Other Plan Information.
          (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 22-2389839. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 501.
          (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
          (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Cypress Bioscience, Inc., Attn: Chief Financial Officer, 4350 Executive Drive, Suite 325, San Diego, CA 92121.
          (d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325,
          San Diego, CA 92121. The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 452-2323. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
          (e) Type of Plan: The Plan is a welfare benefit plan.

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Section 13. Statement Of ERISA Rights.
          Participants in this Plan (which is a welfare benefit plan sponsored by the Company) are entitled to certain rights and protections under ERISA. If you are listed on Appendix A, you are considered a participant in the Plan and, under ERISA, you are entitled to:
Receive Information about the Plan and Your Benefits
          (a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration;
          (b) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
          (c) Receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
          In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
Enforce Your rights
          No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
          Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
          If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court.

13.

          If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Assistance with Your Questions
          If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.
Section 14. Execution.
          To record the amendment and restatement of the Plan as set forth herein, effective as of December 31, 2008, Cypress Bioscience, Inc. has caused its duly authorized officer to execute the same this 31st day of December, 2008.

Cypress Bioscience, Inc.
/s/ Jay Kranzler
Dr. Jay Kranzler
Chief Executive Officer

14.

Appendix A
List of Participants

Name	Position	Effective Hire Date
Mike Gendreau	Officer/employee	October 17, 1994
Denise Wheeler	Officer/employee	February 4, 2004
Sabrina Johnson	Officer/employee	August 3, 1998
Srinivas Rao	Officer/employee	January 1, 2001
Jay Kranzler	Officer/employee/director	December 1, 1995
Michael Walsh	Officer/employee	March 4, 2008
Jon McGarity	Director	March 2004
Jean Pierre Millon	Director	March 2004
Daniel Petree	Director	June 2004
Tina Nova	Director	April 2007
Amir Kalali	Director	June 2007
Roger Hawley	Director	April 2007

15.

Example
For Employees Age 40 and Over
(Group Termination)
Exhibit A
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Cypress Bioscience, Inc. Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after I execute this Release; (b) I should consult with an attorney prior to executing this Release; (c) I have forty-five (45) days from the date I receive this Release and the information specified in (f) below to consider this Release (although I voluntarily may choose to execute this Release earlier); (d) I have seven (7) days following the execution of this Release to revoke the Release; and (e) this Release shall not be effective until the later of (i) the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release, and (ii) the date I return this Release, fully executed, to the Company; and (f) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company and its affiliates in the same job classification or organizational unit who were not terminated. As required by Title 29 U.S. Code Section 626(f)(1)(H), the Company is providing you with the Disclosure attached hereto as Exhibit A-1. The information in the disclosure is confidential and should not be shared with anyone except your professional advisors.
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:
Date:

2.

Example
For Employees Age 40 and Over
(Group Termination)
Exhibit A-1
DISCLOSURE UNDER TITLE 29 U.S. CODE SECTION 626(f)(1)(H)

Confidentiality Provision:	The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
1.	The following departments have been selected for the severance package program:
a.

b.

[ADD MORE IF NECESSARY]
2.	In the [two] departments listed above, employees whose employment will be eliminated on [date of termination] are eligible to participate in the severance package program.

3.	An individual age 40 or more years will have up to forty-five (45) days to review the terms and conditions of the severance package.
Employees Eligible For The Severance Package Program

Job Title	Age

Employees Not Eligible For The Severance Package Program

Job Title	Age

2.

Example
For Employees Under Age 40
(Individual or Group Termination)
Exhibit B
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Cypress Bioscience, Inc. Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 and the California Fair Employment and Housing Act (as amended).
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.
     I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than ten (10) days following the date of my employment termination. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of

3.

any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:
Date:

2.

Example
For Employees Age 40 and Over
(Individual Termination)
Exhibit C
RELEASE AGREEMENT
     I understand and agree completely to the terms set forth in the Cypress Bioscience, Inc. Severance Benefit Plan (the “Plan”). I understand that this release and waiver (the “Release”), together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.
     In consideration of benefits I will receive under the Plan, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA. I also acknowledge that the consideration given under the Release for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release.
     I represent that I have not filed any claims against the Company, and agree that, except as such waiver may be prohibited by statute, I will not file any claim against the Company or seek any compensation for any claim other than the payments and benefits referenced herein. I agree to indemnify and hold the Company harmless from and against any and all loss, cost, and expense, including, but not limited to court costs and attorney’s fees, arising from or in connection with any action which may be commenced, prosecuted, or threatened by me or for my benefit, upon my initiative, or with my aid or approval, contrary to the provisions of this Release.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

Employee

Name:
Date:

2.